Exhibit 10.4

EDISON INTERNATIONAL

2008 EXECUTIVE DISABILITY PLAN

Amended and Restated Effective April 2, 2018

PREAMBLE

The purpose of this Plan is to provide supplemental disability benefits to Eligible Employees of participating Affiliates of EIX.

ARTICLE 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.

Board means the Board of Directors of EIX.

Change in Control means a Change in Control of EIX as defined in the EIX 2008 Executive Severance Plan (or any similar successor plan).

Code means the Internal Revenue Code of 1986, as amended.

EIX means Edison International.

Eligible Employee means an Executive of an Affiliate.

Employee Disability Plan means any plan other than this Plan that provides salary-replacement benefits to employees of Affiliates for short- or long-term disability or illness.

Employer means the Affiliate employing the Eligible Employee. Notwithstanding the foregoing, with respect to a particular Eligible Employee’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Eligible Employee and benefits means the Affiliate last employing the Eligible Employee.

Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board of EIX.

Plan means the EIX 2008 Executive Disability Plan.

Salary Rate means the basic rate of pay as fixed by the Employer (excluding bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation).

ARTICLE 2
BENEFITS

To the extent that a salary replacement benefit is payable from any Employee Disability Plan because of an Eligible Employee’s absence from work for one or more days because of his or her own illness or disability, the Plan will supplement the aggregate benefit payable from Employee Disability Plans and full-pay sick leave as necessary to ensure that the Eligible Employee will receive a total salary replacement benefit amount for each such day of absence from work equal to his or her full daily Salary Rate, for up to one year from the date of initial absence for any single period of Disability, as such period is defined under the applicable Employee Disability Plan. Payment will be made on regularly scheduled paydays in the same manner as benefits are paid under the applicable Employee Disability Plan. An Eligible Employee shall cease to be eligible to participate in the Plan if he or she ceases to be employed by an Affiliate (regardless of the reason for the termination of employment); provided that, if at the time of such termination of employment the Eligible Employee has an illness or disability and is receiving (or is in the process of qualifying for) long term disability benefits under the applicable Employee Disability Plan, then the Eligible Employee’s benefits under the Plan as to that illness or disability shall continue (or, if the Eligible Employee is in the process of qualifying for long-term disability benefits, benefits under the Plan shall commence if such qualification occurs and shall continue) until the first to occur of (1) one year after the date of initial absence for the period of Disability in effect at termination of employment, as such period of Disability is defined under the applicable Employee Disability Plan or (2) the date a salary replacement benefit is no longer payable from the applicable Employee Disability Plan.
ARTICLE 3
CONDITIONS RELATED TO BENEFITS
3.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits will be exempt from the claims of creditors of any Eligible Employee or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Employee to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to an Eligible Employee may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.
3.2 No Right to Assets
An Eligible Employee’s benefits paid under the Plan will be paid from the general funds of the Eligible Employee’s Employer, and the Eligible Employee will be no more than an unsecured general creditor of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. The Eligible Employee will have no claim to benefits from any other Affiliate. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Eligible Employees, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Eligible Employee will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 3.2, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Eligible Employee will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 3.2 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Eligible Employees for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX.
3.3 Protective Provisions
The Eligible Employee will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Eligible Employee refuses to cooperate, the Administrator and the Employer will have no further obligation under the Plan.
3.4 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.

ARTICLE 4
PLAN ADMINISTRATION
4.1 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
4.2 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 5
AMENDMENT OR TERMINATION OF PLAN
5. 1 Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator's interpretations, constructions and actions, including any determination of the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Eligible Employee, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
5.2 Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefits of Eligible Employees will not be less than the benefits to which such Eligible Employees would have been entitled immediately prior to such amendment or termination of the Plan.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES
6.1 Claims Procedure

(a)     Within a reasonable period of time, but not later than 45 days after receipt of a claim, the Administrator or its delegate shall notify the Eligible Employee (or person submitting a claim on behalf of the Eligible Employee) (a “claimant”) of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. In no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information. Furthermore, in the event that a period of time is extended as permitted due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(b)     In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 6.2 below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (viii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan.

(c)    Any good-faith determination by the Administrator or its delegate will be final and binding on the Plan and the claimant unless appealed in accordance with this Section 6.1(c). Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or the claimant’s duly authorized representative, upon written application to the Administrator, may request that the Plan fully and fairly review the adverse benefit determination (also sometimes referred to herein as an “appeal”). Upon request and free of charge, the claimant pursuing an appeal shall have reasonable access to, and be provided copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The review: (i) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously submitted or considered in the initial adverse benefit determination; (ii) shall not afford deference to the initial adverse benefit determination; (iii) shall be conducted, at the direction of the Administrator, by an appropriate fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the review, nor the subordinate of such individual; (iv) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (v) where based in whole or in part on medical evidence or medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, shall include consultation with a physician, with appropriate training and experience in the field of medicine involved in the medical judgment, who was neither consulted in connection with the initial adverse benefit determination, nor the subordinate of any such professional.
The appeal will then be approved or denied by the Administrator or its delegate, as it deems appropriate, based on its interpretation of the Plan in light of the medical evidence.
Before an adverse benefit determination on review of a claim due to Disability is issued, the claimant shall be provided, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator or its delegate making the benefit determination (or at the direction of the Administrator) in connection with the claim; such evidence will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
Also before an adverse benefit determination on review based on a new or additional rationale is issued, the claimant shall be provided, free of charge, the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
A final benefit determination will be made by the Administrator or its delegate, and the Administrator or its delegate shall provide the claimant with written or electronic notification of the final benefit determination within a reasonable period of time, but no later than 45 days immediately following receipt of claimant’s request for review, unless special circumstances require a further extension of time for processing the claim, which extension may be up to an additional 45 days. If such an extension of time for review is required because of special circumstances, the Administrator or its delegate shall provide the claimant with a written notice of the extension prior to the commencement of the extension. The notice shall describe the special circumstances requiring the extension and the date as of which the final benefit determination shall be made. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the case of an adverse final benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant and in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse final benefit determination; (ii) reference to the specific Plan provisions on which the adverse final benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and mandatory arbitration in accordance with Section 6.2 below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan; and (viii) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” As described above, there shall be only one level of review of an adverse benefit determination, followed by mandatory arbitration under Section 6.2, before a claimant may bring a civil action pursuant to Section 502 of ERISA.
6.2 Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 6.2 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 6.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 6.1 is a mandatory prerequisite for binding arbitration under this Section 6.2. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 6.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a claimant has exhausted the claim and review procedures set forth in Section 6.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 6.2.
Any arbitration under this Section 6.2 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 6.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 6.2, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.
(c)    Notwithstanding any contrary provisions of this Section 6.2, if the claim is for disability benefits, the following rules apply: (1) arbitration under this Section 6.2 shall be the mandatory second level of appeal following the exhaustion by the claimant of the claim and review procedures set forth in Section 6.1, and such exhaustion is a mandatory prerequisite for arbitration under this Section 6.2—any arbitration or civil action brought with respect to a claim for disability benefits prior to the exhaustion of the claim and review procedures set forth in Section 6.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim for disability benefits under this Section 6.2 shall not be binding, and the claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 6.2(c), if the claim is for disability benefits, the arbitration shall be conducted as set forth in Section 6.2(b).

ARTICLE 7
MISCELLANEOUS
7.1 Participation in Other Plans
The Eligible Employee will continue to be entitled to participate in all employee benefit programs of the Employer as may, from time to time, be in effect.
7.2 Forfeiture
The payments to be made pursuant to the Plan require the Eligible Employee to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. Any breach of these conditions will result in complete forfeiture of benefits under the Plan, and EIX and the Employer will have no further liability therefor.
7.3 Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.
7.4 Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Eligible Employee any right to continue in employment with the Employer or any other Affiliate.
7.5 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
7.6 Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.
7.7 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
7.8 Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Eligible Employee will not operate or be construed as a waiver of any subsequent breach by the Eligible Employee.
7.9 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

7.10 Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
7.11 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has adopted this amended and restated Plan effective as of the 2nd day of April, 2018.

EDISON INTERNATIONAL

/s/ Jacqueline Trapp
Jacqueline Trapp
Senior Vice President, Human Resources